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                                                                  EXHIBIT 99.1
[LOGO]



                          TRANSACT TECHNOLOGIES REPORTS
                           SECOND QUARTER 2003 RESULTS

     SECOND QUARTER REVENUES INCREASE 48% SEQUENTIALLY, 23% YEAR OVER YEAR;
                       EPS INCREASES 200% FROM A YEAR AGO


      Wallingford, CT, July 28, 2003 - TransAct Technologies Incorporated (Nasdaq: TACT), a leading producer of transaction-based printers for customers worldwide, today announced financial results for the second quarter ended June 30, 2003.

      Revenues for the second quarter ended June 30, 2003 were $13.4 million, compared to $9.0 million in the first quarter of 2003 and $10.9 million in the same period a year ago. Net income for the quarter was $787,000 or $0.12 per share, compared to a net loss of $198,000 or $0.05 per share for the first quarter of 2003 and net income of $289,000 or $0.04 per share in the second quarter of 2002. Net income for the second quarter 2002 included a non-recurring pre-tax gain of $145,000 or $0.02 per share related to common shares received from the Company's health insurance provider upon demutualization. The Company provided second quarter 2003 guidance on April 30, 2003 for revenues of approximately $13.0 million with earnings per share of about $0.11.

      Revenues for the six months ended June 30, 2003 were $22.4 million, compared to $21.4 million in the same period a year ago. The Company achieved net income for the first half of 2003 of $589,000 compared to net income of $160,000 in the comparable year ago period. Earnings per share for the first half of 2003 were $0.07 compared to breakeven a year ago. The per share amounts in the second quarter and first half of 2003 and 2002 are after giving effect to preferred stock dividends and accretion charges.

      Bart C. Shuldman, Chairman and Chief Executive Officer of TransAct Technologies, said, "This was an excellent quarter for us as we exceeded our prior guidance based on strength across all of our markets. Our results speak for themselves as to the success we are achieving in our markets, the strength of our product portfolio, and the powerful leverage in our business model. On a sequential basis, total printer unit production was up over 70%, revenues in our gaming and lottery business were up over 80%, and we achieved an 11% increase in revenues in our POS business. Growth in the gaming and lottery market was led by an increase in lottery sales as we began volume shipments of our new thermal lottery printer to GTECH during the second quarter. We also benefited from accelerated casino printer growth as the ticket-in/ticket-out opportunity continues to build at a rapid pace. Finally, revenues in our POS business were bolstered by strength from our POSjet and BANKjet printer sales, which were up 69% sequentially."
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      Richard L. Cote, Executive Vice President and Chief Financial Officer of
TransAct Technologies, commented, "From an operations standpoint, the second quarter was one of the most active in TransAct's history. We successfully launched three new products, while meeting increased production requirements for our existing printer models. Our overall higher revenues, favorable product mix and ongoing cost controls, led to a 31.5% gross margin compared to 28.5% in the comparable year ago period and 27.1% in the first quarter of 2003. In addition, we continued to manage our operating expenses which, when combined with the gross margin improvement, resulted in a more than 150% increase in operating profit as a percent of sales compared to a year ago."

TRANSACT'S  SECOND QUARTER 2003 HIGHLIGHTS:

      - Began volume shipments of the new GTECH thermal printer. The order, announced in November 2002, was for $4.3 million and was to be shipped during the period of March 2003 through July 2003. A follow-on order that was announced in May 2003 for $2.2 million will add to shipments in the third quarter.

      - Launched the new iTherm((TM)) 280 thermal printer, offering customers a low cost, high speed, two-color printing solution. The printer offers users the industry's first internal power supply and 802.11b wireless option. In addition the printer has a vertically mounted circuit board to avoid spill damage.

      - Launched new wireless technology for the point-of-sale (POS) market based on the popular 802.11b standard. The wireless solution is available as an option to TransAct's Ithaca(R) POSjet(R) inkjet and its new iTherm(TM) 280 thermal receipt printers.

      - Selected by one of the world's largest diversified entertainment companies to supply TransAct's POSjet(R) 1000 printer for a complete upgrade of their 2,500 thermal and impact printers.

      - Announced that one of the world's largest financial services holding companies selected TransAct's BANKjet(R) 1500 printers for a full upgrade of the Company's 6,000 U.S. bank teller stations.

      - Qualified by HP to supply TransAct's Ithaca(R) brand of printers as part of the HP end-to-end retail solution. TransAct will supply HP with its Ithaca(R) brand of printers including the POSjet 1000 and 1500 families of one and two-color ink jet printers, utilizing HP inkjet print cartridges, as well as its new iTherm(TM) 280 thermal printer.

      - Opened Las Vegas, NV office and appointed Jon D. Berkley as Vice President and Business Manager of Gaming.


      LOOKING FORWARD

      Shuldman concluded, "As we enter the third quarter, we are extremely excited about our prospects for the full year. Growth in our gaming and lottery business is expected to come from the continued rollout of the ticket-in/ticket-out initiative in the casino market, and increased shipments to GTECH of our new thermal lottery printer. Additionally, our video lottery terminal


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business is showing encouraging signs as state governments continue to evaluate rolling out racinos as a supplemental source of revenue. Given our strong competitive position, proven printer models, extensive sales network and customer relationships, we expect to be a prime beneficiary of this growth. Also, we expect to see continued sequential growth in our POS business driven by inkjet printer sales, as more hospitality, retail and banking locations upgrade their current line of printers. The major deals we announced in the second quarter have started shipping."

      "Specifically, for the third quarter ending September 30, 2003, we expect to achieve revenues of approximately $14 million, with earnings per share of about $0.14. We are also updating our previous outlook for the full year 2003. We now expect revenues to be approximately $48 million to $50 million, with earnings in the range of $0.30 to $0.36 per share. Overall, we remain confident about the fundamentals of our business, the operating leverage we have built into our model, and the growth trend we are on."

INVESTOR CONFERENCE CALL / WEBCAST DETAILS
TransAct will review detailed second quarter 2003 results and forward guidance on Monday, July 28 at 5PM EDT. The conference call-in number is 785-832-2041. A replay will be available from 8PM EDT on July 28 through 12AM EDT, August 4. The replay number is 402-220-1124. The confirmation number is S207. Investors can access the conference call via a live webcast on the Company's website at www.transact-tech.com. A replay of the call will be archived on that website for one week.

ABOUT TRANSACT TECHNOLOGIES INCORPORATED
TransAct (Nasdaq: TACT) designs, develops, manufactures and markets transaction-based printers under the ITHACA and MAGNETEC names. In addition, the Company markets related consumables, spare parts and service. The Company's printers are used worldwide to provide receipts, tickets, coupons, register journals and other documents. TransAct focuses on two core markets: point-of-sale (POS) and gaming and lottery. TransAct sells its products to original equipment manufacturers, value-added resellers and selected distributors, as well as directly to end-users. The Company's product distribution spans across the Americas, Europe, the Middle East, Africa, the Caribbean Islands and the South Pacific. For further information, visit TransAct's web site located at www.transact-tech.com.

CONTACTS:
Richard L. Cote, Chief Financial Officer, 203-269-1198 Ext. 6020 or David Pasquale, 646-536-7006, or Jim Olecki, 646-536-7021 both with The Ruth Group

                                    # # #

FORWARD-LOOKING STATEMENTS:
The Company's forward-looking statements in this press release are subject to a number of risks and uncertainties. Risks and uncertainties include, but are not limited to, customer acceptance and market share gains, both domestically and internationally, in the face of substantial competition from competitors that have broader lines of products and greater financial resources; introduction of new products into the marketplace by competitors; successful product development; dependence on significant customers, including GTECH Corporation; dependence on third parties for sales in Europe and Latin America; economic and political conditions in the United States, Europe and Latin America; marketplace acceptance of new products, risks associated with foreign operations; the Company's ability to successfully sublease its facility in Wallingford, CT subsequent to its closing; availability of third-party components at reasonable prices; and the absence of price wars or other significant pricing pressures affecting the Company's products in the United States or abroad. Actual results may differ materially from those discussed in, or implied by, the forward-looking statements. The forward-looking statements speak only as of the date of this release and the Company assumes no duty to update them to reflect new, changing or unanticipated events or circumstances.


-                                 TABLES FOLLOW -


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                       TRANSACT TECHNOLOGIES INCORPORATED
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                                                 Three months ended          Six months ended
  (In thousands, except per share amounts)            June 30,                     June 30,
                                                 2003          2002          2003          2002
                                               --------      --------      --------      --------

Net sales                                      $ 13,378      $ 10,921      $ 22,390      $ 21,446
Cost of sales                                     9,166         7,809        15,737        15,708
                                               --------      --------      --------      --------

Gross profit                                      4,212         3,112         6,653         5,738
                                               --------      --------      --------      --------

Operating expenses:
   Engineering, design and product
    development costs                               545           504         1,107         1,050
   Selling and marketing expenses                 1,264         1,094         2,308         2,125
   General and administrative expenses            1,119         1,108         2,218         2,284
   Business consolidation and
    restructuring expenses                           --             5            --            46
                                               --------      --------      --------      --------
                                                  2,928         2,711         5,633         5,505
                                               --------      --------      --------      --------

Operating income                                  1,284           401         1,020           233
Other (expense) income                              (26)           84           (26)          105
                                               --------      --------      --------      --------

Income before interest and income taxes           1,258           485           994           338
Interest expense, net                                76            34           122            89
                                               --------      --------      --------      --------

Income before income taxes                        1,182           451           872           249
Income taxes                                        395           162           283            89
                                               --------      --------      --------      --------

Net income                                          787           289           589           160
Dividends and accretion on preferred stock          (89)          (89)         (179)         (179)
                                               --------      --------      --------      --------

Net income (loss) available to common
  shareholders                                 $    698      $    200      $    410      $    (19)
                                               ========      ========      ========      ========

Net income per share:
     Basic and diluted                         $   0.12      $   0.04      $   0.07      $     --
                                               ========      ========      ========      ========

Shares used in per share calculation:
Basic                                             5,737         5,626         5,706         5,615
                                               ========      ========      ========      ========

Diluted                                           6,047         5,626         5,897         5,615
                                               ========      ========      ========      ========




                   SUPPLEMENTAL INFORMATION - SALES BY MARKET:

                        Three months ended      Six months ended
                             June 30,               June 30,
                        2003        2002        2003        2002
                       -------     -------     -------     -------
Point of sale          $ 4,808     $ 5,062     $ 9,139     $ 9,134
Gaming and lottery       8,570       5,859      13,251      12,312
                       -------     -------     -------     -------

  Total net sales      $13,378     $10,921     $22,390     $21,446
                       =======     =======     =======     =======


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